EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Westmoreland Completes Restatement;
Reports Results for the Third Quarter of 2007;
Extends Filing Date of Form 10-K for Year Ended December 31, 2007;
Closes Roanoke Valley Project Refinancing

        Colorado Springs, CO – March 17, 2008 — Westmoreland Coal Company (AMEX:WLB) reported today that it had completed the previously announced restatement to correct errors in the amounts recorded for the Company’s postretirement medical benefit obligations and related expenses, its stock-based compensation expense and its state income taxes. The Company has filed its third quarter 2007 financial results which had been delayed pending completion of the restatement process. The Company has also filed the second amendment to its 2006 Annual Report on Form 10-K with the Securities and Exchange Commission to restate its consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, and selected financial information for the years 2002 to 2006. Amended Forms 10-Q for the first and second quarters of 2007 were also filed.

        Keith E. Alessi, President and CEO, commented: “The restatement delayed the finalization of our third quarter financial results and we are pleased that we have now completed all of those restated reports. We can now complete our Form 10-K for 2007 and have it filed no later than the end of March, which is within the available extension period for that filing. With current financial statements now available, we are in a more favorable position to complete a refinancing of our Westmoreland Mining LLC subsidiary. A new debt structure that better matches debt payments with cash flows, provides funds for capital investments and provides additional liquidity and flexibility to the Company is our highest priority. Based on results of the refinancing activities, the Company will evaluate the need to raise additional capital in the future, which could take the form of a rights offering, and in connection with such evaluation, it has elected to withdraw the registration statement previously filed with the SEC in connection with the rights offering approved by shareholders in August, 2007.

        We have also recently reported two very significant transactions: a $15 million financing with our largest shareholder, and the refinancing of our wholly-owned Roanoke Valley Energy Project, Units I and II, which I am pleased to report closed today. All of these initiatives are intended to work in concert to place Westmoreland on a more solid financial footing.”

        The Company also reported that it will file a Form 12b-25 which automatically extends the filing deadline for the Company’s Form 10-K for fiscal year ended December 31, 2007 from March 17, 2008 to April 1, 2008. The Company expects to file the Form 10-K for 2007 within the extension period. The reason for the delay is to give the Company additional time to complete all work necessary to provide a final Form 10-K for review by its registered independent accountants, its Audit Committee and its Board of Directors. Because of the short amount of time between the filings of the restatement and Form 10-K for 2007, the Company’s investor conference call will be scheduled to occur after the filing of the Form 10-K for 2007.

        The closing of the ROVA power project refinancing also occurred today. The Company received a $5.0 million cash distribution as part of the refinancing. The new financing arrangement with Prudential Capital Group optimizes the debt structure of the project, consolidates the 2006 acquisition debt into the ROVA project debt, eliminates the need for ROVA to renew approximately $37 million in letters of credit and significantly reduces associated cash collateral requirements.

2006 Restated Results

        The Company identified two groups of 198 individuals that were omitted from the census data used by its actuaries to calculate the Company’s liability for two of its postretirement medical benefit plans. The errors were discovered by the Company’s actuaries and management during a review of one of the Company’s postretirement plans. In connection with the Company’s subsequent comprehensive review of the census data for all of its postretirement benefit plans, the Company determined that it had omitted 33 additional participants in other of its postretirement medical benefit plans. With this restatement, the Company has now included in its postretirement medical benefit liability an actuarially determined obligation for 231 additional former employees, bringing the total population included in the obligation to approximately 3,250.

        The Company also identified an error in the calculation of its stock-based compensation expense and an offsetting error in its calculation of its state income taxes.

        These errors resulted in an understatement of the Company’s net loss of $5.1 million, $4.3 million, and $3.9 million for the years ending December 31, 2006, 2005, and 2004, respectively, and an understatement of the Company’s liability for postretirement medical costs of $59.7 million and $20.0 million at December 31, 2006 and 2005, respectively.

        The restatement adjustments had no effect on the cash flows of the Company for any of the periods presented.

        Further information regarding the restated results is discussed in the 2006 Form 10-K/A filed with the Securities and Exchange Commission today.

First and Second Quarter 2007 Restated Results

        We have also restated results for the first and second quarters of 2007 to reflect correction of the above errors, as well as for an error in cost of sales in the calculation of coal reserve lease royalties. These errors resulted in an overstatement of the Company’s net income of $1.5 million and $1.3 million for the three months ending March 31, 2007 and 2006, respectively, an overstatement of the Company’s net loss of $1.2 million for the three months ending June 30, 2007, an understatement of the Company’s net loss of $1.3 million for the three months ending June 30, 2006, and an understatement of the Company’s liability for postretirement medical costs of $60.8 million and $62.0 million at March 31, 2007, and June 30, 2007, respectively. Net income applicable to common shareholders was $7.4 million, or $0.79 per diluted common share, for the first quarter of 2007 which included a gain of $5.6 million from the sale of a royalty interest and the benefit from a $6.4 million settlement with the Combined Benefit Fund. This compares to net income of $4.1 million, or $0.45 per diluted common share for the comparable period in 2006 which included a gain of $5.1 million from the sale of the Company’s coal bed methane mineral interests. Net loss applicable to common shareholders was $11.3 million, or $1.24 per diluted common share, for the second quarter of 2007 compared to a net loss of $5.2 million, or $0.60 per diluted common share for the comparable period in 2006.

Third Quarter 2007 Results

        Net loss applicable to common shareholders was $7.4 million ($0.81 per diluted common share) for the quarter ended September 30, 2007 compared to $2.6 million ($0.29 per diluted common share) for the quarter ended September 30, 2006. The third quarter results included a $4.3 million increase in our coal segment’s cost of sales driven by increases in operating and maintenance costs due to unusual rainfall, transition costs related to the termination of the contract operator at the Absaloka Mine and dragline repairs at that mine, and a $1.1 million write-off of inventory made obsolete as a result of equipment retired in connection with our Jewett Mine’s new sales agreement and related new mining equipment plan. Third quarter results also included a $1.7 million restructuring charge and $1.1 million in increased depreciation, depletion and amortization related to increases in capital expenditures and capital leases for equipment at our mines. These increases were offset primarily by a $0.8 million reduction in selling and administrative costs as result of reduced labor costs related to our restructuring plan and a $1.0 million reduction in interest expense.

Additional Information

        Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and materials filed today with the Securities and Exchange Commission for additional information.

About Westmoreland

        Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

Safe Harbor Statement

        Throughout this news release, the Company makes statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the statements in the second and third paragraphs of this news release. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the Company’s ability to raise additional capital; the material weaknesses in the Company’s internal controls over financial reporting identified in our Amendment No.2 to our 2006 Form 10-K and the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the risk factors set forth in Item 1A of Amendment No. 2 to our Form 10-K for the year ended December 31, 2006 and in Item 1A of Part II of our Form 10-Q for the quarter ended September 30, 2007; and the other factors discussed in Note 20 of the Company’s Form 10-Q for the period ended September 30, 2007. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones   (719) 442-2600

Westmoreland Coal Company and Subsidiaries Consolidated Statements of Operations (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

	(In thousands, except per share data)
Revenues:
Coal	$106,670	$106,227	$311,508	$292,479
Energy	23,469	23,347	66,775	23,347
Independent power projects - equity in earnings	94	84	277	7,545

	130,233	129,658	378,560	323,371

Cost and expenses:
Cost of sales - coal	88,388	84,115	255,826	230,331
Cost of sales - energy	15,346	14,694	42,724	14,694
Depreciation, depletion and amortization	9,864	8,740	28,363	20,571
Selling and administrative	10,853	11,692	35,094	31,228
Restructuring charges	1,733	-	4,012	-
Heritage health benefit expenses	7,332	7,092	16,929	23,652
Loss (gain) on sales of assets	157	40	(5,677)	(4,906)

	133,673	126,373	377,271	315,570

Operating income (loss)	(3,440)	3,285	1,289	7,801

Other income (expense):
Interest expense	(5,934)	(6,992)	(18,754)	(12,456)
Interest income	2,001	1,886	6,496	4,099
Minority interest	(464)	(342)	(1,194)	(1,551)
Other income	25	26	174	285

	(4,372)	(5,422)	(13,278)	(9,623)

Loss from continuing operations before income taxes	(7,812)	(2,137)	(11,989)	(1,822)
Income tax expense (benefit) from continuing operations	(95)	190	(3)	710

Loss from continuing operations	(7,717)	(2,327)	(11,986)	(2,532)

Discontinued operations:
Income from discontinued operations	211	372	1,257	826
Gain on sale of discontinued operations	483	-	483	-

Income from discontinued operations before income tax	694	372	1,740	826
Income tax expense from discontinued operations	5	23	16	23

Income from discontinued operations	689	349	1,724	803

Net loss	(7,028)	(1,978)	(10,262)	(1,729)
Less preferred stock dividend requirements	340	340	1,020	1,164
Less premium on exchange of preferred stock for common stock	-	242	-	791

Net loss applicable to common shareholders	$(7,368)	$(2,560)	$(11,282)	$(3,684)

Net loss from continuing operations:
Basic	$(0.88)	$(0.33)	$(1.43)	$(0.52)
Diluted	$(0.88)	$(0.33)	$(1.43)	$(0.52)

Net income from discontinued operations:
Basic	$0.08	$0.04	$0.19	$0.09
Diluted	$0.08	$0.04	$0.18	$0.09

Net loss per share applicable to common shareholders:
Basic	$(0.81)	$(0.29)	$(1.24)	$(0.42)
Diluted	$(0.81)	$(0.29)	$(1.24)	$(0.42)

Weighted average number of common shares outstanding:
Basic	9,151	8,948	9,094	8,671
Diluted	9,332	9,222	9,348	9,056

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Nine months ended
	September 30,
	2007	2006

	(In thousands)
Cash Flow
Net cash provided by operating activities	$65,430	$19,667
Net cash used in investing activities	$(29,758)	$(24,120)
Net cash provided by (used in) financing activities	$(47,666)	$14,011

Production and Sales
Coal - tons (millions)	22.2	21.8

	Sept. 30, 2007	Dec. 31, 2006

	(In thousands)
Balance Sheet Data
Total assets	$757,803	$761,382
Total debt	$267,319	$306,007
Shareholder's deficit	$(184,265)	$(185,933)
Common shares outstanding	9,264	9,014